Exhibit 99.1

For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS
 $4.7 MILLION NET INCOME FOR FIRST HALF 2007

BILOXI, MS (July 16, 2007)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported first half 2007 earnings of $4,702,000, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Earnings for the first six months of the current year were 7.6% less than the same period in 2006. The lower earnings were primarily the result of a loss of $619,000 ($409,000, net of taxes) from the sale of securities, said Swetman. Proceeds from the sale of securities funded liquidity needs during the quarter, he said.

“Our operating results continue to improve despite challenging conditions here on the Mississippi Gulf Coast due to the constrictions in the rebuilding effort,” said Swetman. “Our loan volume showed a 7.2% increase for the first half of the year, which is less than what we had projected at the beginning of the year but still healthy in the face of  the twin constraints of slower than expected recovery funding and insurance increases,” he said.

Earnings per share for the first half of 2007 totaled $.85 per average weighted share, compared to $.92 per share in the period the year before. Earnings per share figures are based on weighted average shares outstanding of 5,541,765 and 5,548,403 on June 30, 2007 and June 30, 2006, respectively.

“Our Board of Directors remains confident that our earnings will continue at these levels, and in June they voted to raise the semi-annual dividend to an annualized rate of $.50 a share, the eighth time the dividend has been increased since 2003,” said Swetman.

“In addition, we are excited to announce the formation of a Mortgage Loan Department to participate directly in the wave of residential financing we foresee in the very near future. Our new Mortgage Loan Department will give us the capability of seamless service, from land acquisition to construction financing to permanent mortgage loans on residential properties up to four-family units,” said Swetman.

Founded in 1896, with $991 million in assets as of June 30, 2007, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited)
(In thousands, except per share figures)

EARNINGS SUMMARY

Three Months Ended June 30,	2007	2006
Net interest income	$7,565	$7,505
Provision for loan losses	51	42
Non-interest income	1,962	2,148
Non-interest expense	6,280	5,635
Income taxes	1,210	1,420
Net income	1,986	2,556
Earnings per share	.36	.46

Six Months Ended June 30,	2007	2006
Net interest income	$14,994	$15,012
Provision for loan losses	100	77
Non-interest income	4,612	3,818
Non-interest expense	12,306	10,954
Income taxes	2,498	2,710
Net income	4,702	5,089
Earnings per share	.85	.92

PERFORMANCE RATIOS (annualized)

June 30,	2007	2006
Return on average assets	.95%	1.17%
Return on average equity	9.06%	11.46%
Net interest margin	3.41%	3.94%
Efficiency ratio	63%	58%

BALANCE SHEET SUMMARY

Balance at June 30,	2007	2006
Total assets	$990,620	$878,582
Loans	429,853	401,010
Securities	428,601	382,819
Total deposits	668,708	622,992
Total federal funds purchased	197,143	148,593
Shareholders' equity	98,465	90,220
Book value per share	17.85	16.26
Weighted average shares	5,541,765	5,548,403

PERIOD END DATA

Allowance for loan losses as a
percentage of loans	2.53%	2.75%
Loans past due 90 days and
still accruing	1,488	5,284
Nonaccrual loans	3,803	451
Primary capital	11.06%	11.60%